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                                                                  EXHIBIT 23.1


             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


        We have issued our report dated October 6, 1997, accompanying the balance sheet of Franklin Finance Corporation contained in the Registration Statement on Form S-11 and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

        We have also issued our report dated January 31, 1997, accompanying the consolidated financial statements of Franklin Bank, N.A. contained in Annex I of Prospectus constituting part of the Registration Statement on Form S-11. We consent to the use of the aforementioned report in the Registration Statement and Annex I of the Prospectus, and to the use of our name as it appears under the caption "Experts".


/S/ GRANT THORNTON LLP

Southfield, Michigan
December 11, 1997